45 First Avenue, Waltham, MA 02451 781-466-6400 • 781-466-6466 (fax) www.tecogen.com ® May 12, 2017 Dear Shareholder: We'd like to take this opportunity to reflect on the achievements of Tecogen (NASDAQ: TGEN) in 2016 and in the months since then. Overall, 2016 was a tremendously productive year for the company in terms of technology development, sales and marketing improvements, business development activities, and most importantly financial performance. The Tecogen team produced 14% growth in top line revenue and a 22% improvement in gross profit compared to 2015. Most noteworthy is the financial performance of the second half of the year, which showed record revenues and reaching profitability. This is a direct result of improvements in many aspects of the business implemented early in 2016, showing results in the latter half of the year, and establishing the groundwork for continued success in 2017. First, we strengthened our core product offering with the introduction of our new Inverde e+ CHP system, which offers the best performance and economic benefits of any other CHP system in its class. We also introduced our new cloud-based monitoring capability using the GE Equipment Insight system, which allows both customers and our Tecogen service experts the ability to monitor and analyze equipment performance in real time. It also gives customers a portal and dashboard to instantly view savings and operating metrics that reinforce the equipment’s value proposition. We expect to make additional improvements to other Tecogen products in 2017. Second, we established TTcogen with our European Joint Venture Partner, Tedom, to bring an entirely new class of CHP systems to the US market, effectively quadrupling our addressable market. We have already sold and installed a number of 35 kW systems with the Joint Venture, sales that would not have occurred with our core slate of CHP products. Third, we entered into an agreement to acquire American DG Energy which, subject to shareholder vote, will create a vertically integrated merged company with dependable, annuity type revenues from the ADG assets adding to the existing revenue streams of Tecogen. We are very excited to close this transaction in the coming weeks, and look forward to welcoming ADG investors as Tecogen shareholders. And finally, we made great progress with regards to our Ultera emissions technology. Regarding the stationary engine market, we received the air permit for a group of Southern California based stand-by generator sets retrofitted with our Ultera emissions technology. We anticipate commissioning these units in the third quarter of 2017, while demonstrating groundbreaking engine compliance to these ultra-stringent emissions. Moving to mobile markets, we received research grant funding from the Propane Education and Research Council (PERC) to demonstrate the viability of our emissions technology in fork trucks. The program’s goal is to develop a retrofit emissions system for fork trucks to reduce their emissions to levels more acceptable for air quality in indoor work environments. This work is currently underway,

45 First Avenue, Waltham, MA 02451 781-466-6400 • 781-466-6466 (fax) www.tecogen.com utilizing a donated fork truck from a major manufacturer that has expressed strong interest in Ultera and has agreed to assist our research effort. Next, we continued making progress with Ultratek, our joint venture whose mission is adapting Tecogen’s Ultera emissions technology for automotive applications. We conducted two very important test campaigns at AVL’s California automotive testing lab in 2016, proving the effectiveness of our technology in gasoline vehicles. The remarkable performance of Ultera in reducing the pollution levels of these vehicles has been described in our recent paper published through SAE International and is available on our web site at Tecogen.com. In September, Ultratek secured an additional $6.25 million in equity at $7.17 per share, elevating its value to $58.2 million (on a fully diluted pro forma basis). Since the Ultratek formation, we have been awarded two additional Ultera related patents, while filing for three others involving specifically the integration of the technology to gasoline vehicles. This year we anticipate continued progress as we pursue further enhancements of the technology and engage with the automotive industry. All of these accomplishments could not have occurred without the support of our Board of Directors and shareholders. We look forward to building on our success as we move into 2017. With regard to our core CHP products, we will continue to offer the Inverde e+ as the best in- class CHP systems in our core markets such as large residential buildings, hotels, hospitals, recreation facility, and assisted living facilities. We will also expand our sales through the TTcogen joint venture into previously un-addressable markets such as large, multi-megawatt projects and biogas projects. We will continue to expand our chiller and heat pump products into markets such as indoor growing facilities, ice rinks, and large manufacturing facilities. We will complete the fork-truck projects with PERC, and hope to engage in additional work with potential partners or customers by the end of the year. And lastly, we will continue supporting the Ultratek JV as they endeavor to bring revolutionary environmental changes to automotive emissions. In summary, we believe that Tecogen is in the best position in its history to bring significant value to our shareholders. Specifically: - We have demonstrated profitability and record revenues in the past few quarters; our sales and marketing team continues to grow and expand our addressable markets supported by on our superior technology; - We will continue building value for our Ultera emissions technology through the fork truck program and the Ultratek JV; - We will integrate the American DG assets into our operations team and continue efforts to maximize cash flow from those assets; - And lastly, our management will continue to maintain a tight focus on maintaining our margin goals while growing the business even further. We believe it has never been a better time to be a Tecogen shareholder. Thank you for your continuing support and interest in our company. Sincerely, John N. Hatsopoulos Benjamin A. Locke Robert A. Panora

45 First Avenue, Waltham, MA 02451 781-466-6400 • 781-466-6466 (fax) www.tecogen.com Cautionary Note Regarding Forward-Looking Statements The stockholder letter contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our present intent, beliefs or expectations, and are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by our forward- looking statements as a result of various factors such as economic conditions, significant product and service competition and other factors described in Item 1A “Risk Factors” in our most recent Form 10-K. Forward-looking statements can be identified by words such as: "anticipate," “will,” “believe,” “goal,” “expect,” “continue,” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding expected revenue growth, strategies for product development and customer base growth. Any forward-looking statement made by us in this shareholder letter is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.